PARK PLACE ENERGY INC.
Suite 1220, Park Place
666 Burrard Street
Vancouver, B.C. V6C 2X8

January 1, 2007

David Stadnyk
Suite 1220 – 666 Burrard Street
Vancouver, BC V6C 2X8

Dear Mr. Stadnyk:

Re:      Management Services

The following are the terms and conditions upon which Park Place Energy Inc. (the "Company") is prepared to contract with you to provide your services to the Company. By signing this letter agreement you accept the following terms and conditions:

1.                       Work Duties

1.1                     You will carry out such duties and responsibilities as the board of directors may from time to time determine including, but not limited to, the duties of President of the Company.

2.                       Term of Engagement

2.1                     The contract shall be for a three year period, starting January 1, 2007 and ending December 31, 2010, provided that this Agreement shall be automatically renewed for successive terms on a year to year basis unless notice of non-renewal is effected by either party with written notice of non-renewal at least 90 days prior to the expiry of the then applicable term of this Agreement, in which case this Agreement will expire on the last day of such term.

3.                       Consideration

3.1                     Subject to the other terms and conditions of this Agreement, the Company agrees to pay consideration of CDN$20,000 per month for the services provided hereunder, subject to such increases as the board of directors shall determine. Such consideration is to be paid pro rata and in arrears as at the end of each month, provided that, by written notice to the Company within five business days of the end of any month, you may elect to receive such monthly instalment in shares of the Company, in which case such shares shall be valued based upon the weighted average closing price of the Company shares for the last five trading days of such month.

3.2                     You shall also be eligible for incentive compensation in the form of stock options in the Company, in accordance with the policy formulated by the Company from time to time. Eligibility for stock options shall be determined by the Company's compensation committee.

4.                       Expenses

4.1                     In accordance with policies formulated by the Company from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to the Company within 30 days after the date the expenses are incurred.

5.                       Service to the Company

5.1                     During the term of this Agreement, you shall devote such amount of time as shall be reasonably necessary to performing the services hereunder provided that it is acknowledged that it is not intended that you devote the whole of your working time to providing the services hereunder.

6.                       Confidentiality

6.1                     All business and trade secrets and confidential information and knowledge which may be acquired during the terms of this Agreement related to the business and affairs of the Company (collectively the "Confidential Information"), will for all purposes and at all times, both during the term of this Agreement and at all times thereafter, be held by you in trust for the exclusive benefit of the Company. Neither during the term of this Agreement nor at any time thereafter shall such Confidential Information be disclosed to any corporation or person other than the Company, nor will it be used for any purposes other than those expressly authorized by the Company. This paragraph does not apply to any information which would be found in the public domain.

7.                       Termination

7.1                     The following termination and resignation provisions apply to this Agreement:

(a)      it may be terminated by you on 30 days' prior written notice to the Company; and

(b)      on receipt of such notice, the Company may elect to pay a pro rata portion of the annual compensation provided for hereunder for such 30 days, in which case the Agreement will terminate immediately upon receipt of such payment.

8.                       Independent Contractor

8.1                     In performing the services hereunder, it is acknowledged that you are acting as an independent contractor and not as an employee of the Company.

9.                       Law of the Contract

9.1                     Any dispute relating to the terms of this Agreement will be resolved pursuant to the laws of the Province of British Columbia.

If you are prepared to accept an engagement by the Company on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

This engagement letter supersedes and replaces any prior consulting or employment agreements which you may have had, directly or indirectly, with the Company or any subsidiary of the Company.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement.

Yours very truly,

PARK PLACE ENERGY INC.

Per:	/s/ Slobodan Vuksanovic
Authorized Signatory

ACCEPTED AND AGREED TO EFFECTIVE AS OF THE 1ST DAY OF JANUARY, 2007. I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

/s/ David Stadnyk
DAVID STADNYK